Exhibit 99.(k)(4)

EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of December 11, 2009, to the Credit Agreement, dated as of December 12, 2008 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”).

RECITALS

I.                 Capitalized terms used in this agreement and not herein defined shall have the meanings set forth in the Credit Agreement.

II.             The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       The table within the defined term “Applicable Rate” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

	Loan Rate	Fee Rate
Whenever the Statutory Coverage Ratio is greater than or equal to 5.00:1.00	1.00%	0.15%
All other times	1.25%	0.25%

2.                                       Clause (e) of the defined term “Maximum Amount” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e)                                  the amount of Senior Securities Representing Indebtedness that would cause the Statutory Coverage Ratio to be 3.33:1.00.

3.                                       The defined term “Termination Date” contained in SECTION 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Termination Date” means December 10, 2010, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

4.                                       Paragraphs 1 through 3 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                  the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b)                                 the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, investment management agreement between the Borrower and the Investment Adviser, Custody Agreement, and Pricing Procedures have not been amended, supplemented or otherwise modified since December 12, 2008 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)                                  the Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent; and

(d)                                 the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

5.                                       The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

6.                                       In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7.                                       This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

8.                                       THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO

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CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/ Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	Chief Financial Officer

[Amendment No. 1 to Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

[Amendment No. 1 to Credit Agreement]